CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2009 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Maidenform Brands, Inc.'s Annual Report on Form 10-K for the year ended January 3, 2009.

/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
May 22, 2009